For Immediate release:	Republic Airways Holdings Media Contact: Lindsey Purves Tel. (720) 374-4560

Republic Airways amends Delta agreement to add six new E170 aircraft
Network adjustments planned for Frontier operation

Indianapolis (April 28, 2011) – Republic Airways Holdings Inc. (NASDAQ: RJET) announced today it has amended its capacity purchase agreement with Delta Air Lines to provide for the addition of six dual-class E170 aircraft. This follows a previously announced amendment in January 2011 in which Delta added eight Embraer 170 aircraft to its capacity purchase agreement with the Company.

The additional six aircraft are expected to be placed into Delta Connection service between July and October 2011 and will have a term of six years from the in-service date for Delta. All 14 E170s will be operating for Delta by Oct. 1, 2011. After the addition of these aircraft, the Company and its subsidiaries will operate a total of 54 aircraft on behalf of Delta: 16 E175s, 14 E170s, and 24 ERJ 145s.

The six E170 aircraft are currently operating in service under Republic’s branded operation, Frontier Airlines. This fleet reallocation furthers the Company’s plans to remove all E170 aircraft from the Frontier operation and provides the Company the opportunity to make network adjustments and capacity reductions to create better efficiency and lower costs for the branded operation. The Company now expects 2011 capacity, as measured by ASMs, to be flat or grow up to 1% on its Frontier operations.

“These fleet adjustments between our contract and branded operations allow us to maximize our aircraft portfolio in the most cost-effective way,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “In light of current oil prices we will continue to focus on developing Frontier’s most successful and profitable routes while managing capacity at responsible levels.”

Republic will also remove three of its ERJ 135 aircraft from its fleet at the end of their lease term this September. In addition, the six E190 aircraft currently on firm order, and slated for delivery in the third and fourth quarters of 2011, will be delayed by an average of two months due to part delays as a result of the earthquake in Japan. The Company now plans to spread the delivery of those aircraft through the first quarter of 2012.

Republic Airways Holdings, based in Indianapolis, Ind. is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 135 cities in 41 states, Canada, Costa Rica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,500 aviation professionals and operate 278 aircraft.

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